Filed Pursuant to Rule 424(b)(3)

Registration No. 333-292515

PROSPECTUS

Celularity Inc.

Up to 14,078,938 shares of Class A Common Stock

Pursuant to this prospectus, the selling stockholders identified herein (the “Selling Stockholders”) are offering on a resale basis an aggregate of up to 14,078,938 shares of Class A common stock of Celularity Inc. (the “Company,” “we,” “us” or our”), par value $0.0001 per share (the “Class A Common Stock”), consisting of 2,531 shares of Class A Common Stock, 11,732,657 shares of Class A Common Stock issuable upon exercise of 11,732,657 warrants (the “Warrants”) and 2,343,750 shares of Class A Common Stock issuable upon conversion of a senior secured convertible promissory note (the “ Convertible Note”).

We will not receive any of the proceeds from the sale by the Selling Stockholders of the Class A Common Stock. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants, which, if exercised in cash with respect to the 11,732,657 shares of Class A Common Stock offered hereby, would result in gross proceeds to us of approximately $28.2 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

The Selling Stockholders may sell or otherwise dispose of the Class A Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell or otherwise dispose of the Class A Common Stock covered by this prospectus in the section entitled “Plan of Distribution” on page 12. Discounts, concessions, commissions and similar selling expenses attributable to the sale of Class A Common Stock covered by this prospectus will be borne by the Selling Stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Class A Common Stock with the Securities and Exchange Commission (the “SEC”).

Our Class A Common Stock is listed on The Nasdaq Capital Market under the symbol “CELU”. On December 30, 2025, the closing price of our Class A Common Stock as reported on The Nasdaq Capital Market was $1.125 per share.

Investing in our Class A Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 7, 2026

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ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the Selling Stockholders identified in this prospectus under the caption “Selling Stockholders,” from time to time, of up to an aggregate of 14,078,938 shares of Class A Common Stock consisting of 2,531 shares of Class A Common Stock, 11,732,657 shares of Class A Common Stock issuable upon exercise of Warrants to purchase up to 11,732,657 shares of Class A Common Stock and 2,343,750 shares of Class A Common Stock issuable upon conversion of the Convertible Note. We are not selling any shares of Class A Common Stock under this prospectus, and we will not receive any proceeds from the sale of shares of Class A Common Stock offered hereby by the Selling Stockholders, although we may receive cash from the exercise of the Warrants.

You should rely only on the information provided in this prospectus, including any information incorporated by reference. We have not authorized anyone to provide you with any other information and we take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. The information contained in this prospectus speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects.

We are not, and the Selling Stockholders are not, making offers to sell these securities in any jurisdiction in which an offer or solicitation is not authorized or permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. You should read this prospectus, including any information incorporated by reference, in its entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section entitled “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets,” and similar expressions. Such forward-looking statements may be contained in the sections “Risk Factors,” and “Business,” among other places in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors.”

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our Class A Common Stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

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PROSPECTUS SUMMARY

The following summary highlights certain of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless the context otherwise requires, references to “we,” “our,” “us,” “Celularity” or the “Company” in this prospectus refers to Celularity Inc., individually, or as the context requires, collectively with its subsidiaries.

Overview

We are a regenerative and cellular medicines company focused on addressing aging related diseases including cancer and degenerative diseases. Our goal is to ensure all individuals have the opportunity to live healthier longer. We develop and market off-the-shelf placental-derived allogeneic advanced biomaterial products including allografts and connective tissue matrices for soft tissue repair and reconstructive procedures in the treatment of degenerative disorders and diseases including those associated with aging. We believe that by harnessing the placenta’s unique biology and ready availability, we will be able to develop therapeutic solutions that address a significant unmet global need for effective, accessible and affordable therapeutics. Our advanced biomaterials business today is comprised primarily of the sale of our Biovance 3L products, directly or through our distribution network. Biovance 3L is a tri-layer decellularized, dehydrated human amniotic membrane derived from the placenta of a healthy, full-term pregnancy. It is an intact, natural extracellular matrix that provides a foundation for the wound regeneration process and acts as a scaffold for restoration of functional tissue. We are developing new placental biomaterial products to deepen the biomaterials commercial pipeline. We also plan to leverage our core expertise in cellular therapeutic development and manufacturing to generate revenues by providing contract manufacturing and development services to third parties. The initial focus of this new service offering will be to assist development stage cell therapy companies with the development and manufacturing of their therapeutic candidates for clinical trials.

We are working toward a set of milestones with respect to off-the-shelf placental-derived allogeneic biomaterial product candidates and cell therapy product candidates. With respect to our biomaterial product candidate pipeline, in August 2025 we submitted a 510(k) application for our Celularity Tendon Wrap (“CTW”). We expect to advance the development of our FUSE Bone Void Filler (“FUSE”) with the objective of a 510(k) filing in the second half of 2026, and to advance the development of our Celularity Placental Matrix (“CPM”) with the objective of a 510(k) filing in the second half of 2027. Recently, a number of states have enacted legislation to expand access to stem cell and other cell therapies which have not yet received U.S. Food and Drug Administration (“FDA”) approval, including a Florida law that went into effect on July 1, 2025, allowing Florida physicians to administer stem cell treatments for wound care, pain management and orthopedics purposes, subject to certain requirements and limitations. We are actively assessing opportunities in Florida and elsewhere to supply our mesenchymal-like adherent stromal cells (“MLASCs”) cell therapy product candidates PDA 001 and PDA 002 to physicians for use in accordance with state law. Additionally, when we are sufficiently capitalized, we plan to complete our safety and efficacy assessment to determine progress to a Phase III clinical trial of our MLASCs cell therapy product candidate, PDA 002, in diabetic foot ulcer (“DFU”) and our MLASCs cell therapy product candidate, PDA 001, in Crohn’s disease.

Our Celularity IMPACT manufacturing platform is a seamless, fully integrated process designed to optimize speed and scalability from the sourcing of placentas from full-term healthy informed consent donors through the use of proprietary processing methods, cell selection, product-specific chemistry, manufacturing and controls (“CMC”) advanced cell manufacturing and cryopreservation. The result is a suite of allogeneic inventory-ready, on demand placental-derived cell therapy products. We also operate and manage a commercial biobanking business that includes the collection, processing and cryogenic storage of certain birth byproducts for third parties. A biobank is an organized collection of biological human material, and its associated information stored for future retrieval and use in research, regenerative medicine, and innovation. We provide a fee-based biobanking service to expectant parents who contract with us to collect, process, cryogenically preserve and store certain biomaterial, including umbilical cord blood and placenta derived cells and tissue. We receive a one-time fee for the collection, processing, and cryogenic preservation of the biomaterials, and a storage fee to maintain the biomaterials in our biobank payable annually generally over a period of 18 to 25 years. We intend to explore opportunities to diversify our biobanking business, including adult cell banking.

Our current science is the product of the cumulative background and effort over two decades of our seasoned and experienced management team. We have our roots in Anthrogenesis Corporation (“Anthrogenesis”), a company founded under the name Lifebank in 1998 by Robert J. Hariri, M.D., Ph.D., our founder and Chief Executive Officer, and acquired in 2002 by Celgene Corporation (“Celgene”). The team continued to hone their expertise in the field of placental-derived technology at Celgene through August 2017, when we acquired Anthrogenesis. We have a robust global intellectual property portfolio comprised of over 290 patents and patent applications protecting our Celularity IMPACT platform, our processes, technologies and cell therapy programs that we are actively developing on our own or seeking to out-license or to find a collaboration partner to develop. We believe this know-how, expertise and intellectual property will drive the rapid development and, if approved, the commercialization of these potentially lifesaving therapies for patients with unmet medical needs.

Corporate History and Information

Celularity Inc., formerly known as GX Acquisition Corp. (“GX”), was a blank check company incorporated in Delaware on August 24, 2018. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. On July 16, 2021 (the “Closing Date”), the Company consummated the previously announced merger pursuant to the Merger Agreement and Plan of Reorganization, dated January 8, 2021 (the “Merger Agreement”), by and among GX, Alpha First Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of GX (“First Merger Sub”), Celularity LLC (f/k/a Alpha Second Merger Sub LLC), a Delaware limited liability company and a direct, wholly owned subsidiary of GX (“Second Merger Sub”), and the entity formerly known as Celularity Inc., incorporated under the laws of the state of Delaware on August 29, 2016 (“Legacy Celularity”). Upon completion of the merger transaction, GX changed its name to Celularity Inc.

As of December 26, 2025, we have the following wholly-owned subsidiaries: Celularity LLC; Caricord, Inc.; Anthrogenesis LLC; Celularity Longevity, LLC; Celularity Biorepository LLC; Celularity Asset Holding LLC; Celularity Discovery & Development LLC; Celularity Advanced Manufacturing LLC; and Celularity Biomaterials LLC.

Our principal executive offices are located at 170 Park Avenue, Florham Park, New Jersey 07932, and our telephone number is (908) 768-2170. We maintain a website at https://celularity.com/ where general information about us is available. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

RISK FACTOR SUMMARY

Our business is subject to significant risks and uncertainties that make an investment in us speculative and risky. Below we summarize what we believe are the principal risk factors but these risks are not the only ones we face, and you should carefully review and consider the full discussion of our risk factors in the section titled “Risk Factors”, together with the other information in this prospectus. If any of the following risks actually occurs (or if any of those listed elsewhere in this prospectus occur), our business, reputation, financial condition, results of operations, revenue, and future prospects could be seriously harmed. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business.

Risks Related to Ownership of Our Securities and This Offering

●	There may not be an active trading market for our Class A Common Stock, which may make it difficult to sell shares of our Class A Common Stock. In addition, the market price of our securities may be volatile, which could cause the value of an investment to decline.

●	Our Class A Common Stock may be delisted from the Nasdaq and begin trading in the over-the-counter markets if we are not successful in maintaining compliance with the Nasdaq’s continued listing standards, which may negatively impact the price of our Class A Common Stock and our ability to access the capital markets.

●	Future sales and issuances of our Class A Common Stock or rights to purchase Class A Common Stock or the exercise of outstanding options and warrants and the vesting of outstanding stock restricted units will result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.
●	We do not intend to pay cash dividends for the foreseeable future.

Risks Related to Our Business and Industry

●	We have incurred net losses in every period since our inception, have no cellular therapeutic candidates approved for commercial sale and we anticipate that we will incur substantial net losses in the future.

●	Our historical operating results indicate substantial doubt exists related to our ability to continue as a going concern.

●	We will need substantial additional financing to develop our therapeutics and implement our operating plans. If we fail to obtain additional financing, we may be unable to complete the development and commercialization of our therapeutic candidates.

●	We may not have cash available to us in an amount sufficient to enable us to make interest or principal payments on our indebtedness when due. Payments on our outstanding debt could impact our liquidity, require us to modify our operations to meet any payment obligations and could force us to seek protection under the provisions of the U.S. Bankruptcy Code.

●	If sales of our currently commercialized biomaterial products decline significantly and we do not have alternative products to market, our business would be significantly harmed.

●	Our placental-derived cellular therapy candidates represent a novel approach to cancer, infectious and degenerative disease treatments that creates significant challenges.

●	We rely on distribution arrangements for the sale of our biomaterials products. We may incur costs to meet demand forecasts that do not materialize or we may be unable to meet demand if our distribution partners do not provide adequate forecasts.

●	We operate our own manufacturing and storage facility, which requires significant resources; manufacturing or other failures could adversely affect our clinical trials and the commercial viability of our therapeutic candidates and our biobanking and degenerative diseases businesses.

●	We face significant competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively.

●	We may form or seek strategic alliances or enter into additional licensing arrangements in the future, and we may not realize the benefits or such alliances or licensing arrangements.

●	Our business could be materially adversely affected by the effects of health pandemics or epidemics in regions where we or third parties on which we rely have concentrations of clinical trial sites or other business operations.

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We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate such weaknesses, or if we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately or timely report our financial condition or operating results, which may adversely affect investor confidence in our Company and, as a result, the value of our common stock.

Risks Related to Government Regulation

●	The U.S. Department of Health and Human Services’ Centers for Medicare & Medicaid Services publication of its CY 2026 Medicare Physician Fee Schedule in July 2025 which is set to take effect on January 1, 2026 may have a material adverse effect on our business, financial condition, results of operations, and cash flows.

●	Our commercial biomaterials business may be impacted if The Centers for Medicare & Medicaid Services and Medicare Administrative Contractors do not reverse their Local Coverage Determination (“LCD”), for skin substitute grafts and cellular and tissue-based products before the LCD effective date of January 1, 2026.

●	The FDA regulatory approval process is lengthy and time-consuming, and we may experience significant delays in the clinical development and regulatory review of our therapeutic candidates.

Risks Related to Our Reliance on Third Parties

●	We rely on donors of healthy human full-term post-partum placentas to manufacture our therapeutic candidates and biomaterials products, and if we do not obtain an adequate supply of such placentas from qualified donors, development of our placental-derived allogeneic cells may be adversely impacted.

●	We will continue to rely on third parties to conduct potential future clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval of, or commercialize, our therapeutic candidates.

Risks Related to Our Intellectual Property

●	If our efforts to protect the proprietary nature of the intellectual property related to our technologies are inadequate, we may not be able to compete effectively in our market.

THE OFFERING

Class A Common Stock to be offered by the Selling Stockholders

Up to 14,078,938 shares of Class A Common Stock consisting of 2,531 shares of Class A Common Stock, 11,732,657 shares of Class A Common Stock issuable upon exercise of the Warrants to purchase up to 11,732,657 shares of Class A Common Stock and 2,343,750 shares of Class A Common Stock issuable upon conversion of the Convertible Note.

Class A Common Stock outstanding prior to this offering	28,837,787 shares of Class A Common Stock.

Class A Common Stock to be outstanding after this offering	42,914,194 shares of Class A Common Stock, assuming the exercise of all of the Warrants and the conversion of the Convertible Note in full based upon a floor conversion price of $1.28 per share.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of Class A Common Stock by the Selling Stockholders, except for the Warrant exercise price paid for the Class A Common Stock offered hereby and issuable upon the exercise of the Warrants. See “Use of Proceeds” on page 9 of this prospectus.

Risk factors	See “Risk Factors” beginning on page 6 of this prospectus, as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our securities.

Nasdaq Capital Market symbol	Our Class A Common Stock is listed on The Nasdaq Capital Markets under the symbol “CELU”. There is no established trading market for the Warrants and we do not expect a trading market to develop. We do not intend to list the Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Warrants will be extremely limited.

The number of shares of our Class A Common Stock to be outstanding after this offering as shown above is based on 28,837,787 shares outstanding as of December 26, 2025 and excludes as of that date:

●	25,674,575 shares of Class A Common Stock issuable upon exercise of warrants with a weighted average exercise price of $13.22 (giving effect to certain reset provisions and based on $1.32 per share, the last reported sale price of our Class A Common Stock on The Nasdaq Capital Market on December 24, 2025);

●	3,316,760 shares of Class A Common Stock issuable upon exercise of options with a weighted average exercise price of $28.44 per share;

●	143,926 shares of Class A Common Stock issuable upon vesting of outstanding restricted stock units;

●	28,667 shares of Class A Common Stock issuable upon vesting of market condition stock unit awards;

●	1,303,154 shares of Class A Common Stock reserved for future issuance under our existing stock incentive plan;

●	1,398,340 shares of Class A Common Stock issuable upon the conversion of outstanding shares of Series A Convertible Preferred Stock together with accrued dividends thereon based upon a floor conversion price of $1.60 per share; and

●	2,343,750 shares of Class A Common Stock issuable upon conversion of the Convertible Note based upon a floor conversion price of $1.28 per share.

RISK FACTORS

An investment in our securities involves a high degree of risk. This prospectus contains a discussion of the risks applicable to an investment in our securities. Prior to deciding about investing in our securities, you should carefully consider the specific factors discussed in and incorporated by reference into this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to Our Business and Industry

We may not have cash available to us in an amount sufficient to enable us to make interest or principal payments on our indebtedness when due. Payments on our outstanding debt could impact our liquidity, require us to modify our operations to meet any payment obligations and could force us to seek protection under the provisions of the U.S. Bankruptcy Code.

As of December 26, 2025, we have outstanding debt in the principal amount of $4.4 million that is secured by all of our assets. These debt financings and any future debt financings may create additional financial risk for us, particularly if our business or prevailing financial market conditions are not conducive to paying off or refinancing our outstanding debt obligations at maturity. As a result, we may not have sufficient funds, or may be unable to arrange for additional financing, to pay the amounts due on our outstanding indebtedness under our debt agreements. Further, funds from external sources may not be available on economically acceptable terms, if at all. If adequate funds are not available when and if needed, our ability to make interest or principal payments on our debt obligations, and finance our operations and other general corporate activities would be significantly limited and we may be required to delay, significantly curtail, or eliminate one or more of our programs. Failure to satisfy our current and future debt obligations under our loan agreements could result in an event of default and, as a result, our lenders could accelerate all of the amounts due. In the event of an acceleration of amounts due under our debt agreements as a result of an event of default, we may not have sufficient funds or may be unable to arrange for additional financing to repay our indebtedness. In addition, our lenders could seek to enforce their security interests in any collateral securing such indebtedness and we may be required to seek protection under the provisions of the U.S. Bankruptcy Code.

Risks Related to Government Regulations

The U.S. Department of Health and Human Services’ Centers for Medicare & Medicaid Services publication of its CY 2026 Medicare Physician Fee Schedule in July 2025 which is set to take effect on January 1, 2026 may have a material adverse effect on our business, financial condition, results of operations, and cash flows.

On July 16, 2025, the Centers for Medicare & Medicaid Services published its CY 2026 Medicare Physician Fee Schedule Proposed Rule, setting forth a new national, standardized payment methodology for all skin substitutes, which is scheduled to take effect on January 1, 2026. Under this proposal, payment rates would be determined by FDA regulatory pathway categories instead of individual product characteristics or clinical differentiation. If implemented, this new payment methodology may adversely affect reimbursement rates for our skin substitute products, limit our ability to differentiate our products in the market based on clinical benefits, and materially and adversely affect our business, financial condition, results of operations, and cash flows.

Risks Related to Ownership of Our Securities and This Offering

There may not be an active trading market for our Class A Common Stock, which may make it difficult to sell shares of our Class A Common Stock.

It is possible that an active trading market for our Class A Common Stock will not develop or, if developed, that any market will not be sustained. This would make it difficult for our stockholders to sell our Class A Common Stock at an attractive price or at all.

The market price of our securities may be volatile, which could cause the value of an investment to decline.

The price of our securities may fluctuate significantly due to general market and economic conditions. An active trading market for our securities may not develop or, if developed, it may not be sustained. In addition, fluctuations in the price of our securities could contribute to the loss of all or part of the investment in us. Even if an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	the realization of any of the risk factors presented in this prospectus or incorporated herein by reference;

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	our operating results failing to meet the expectation of securities analysts of investors in a particular period;

●	operating and share price performance of other companies that investors deem comparable to us;

●	the volume of shares of Class A Common Stock available for public sale;

●	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases of our securities;

●	the commencement, enrollment or results of our ongoing and planned clinical trials of our therapeutic candidates or any future clinical trials we may conduct, or changes in the development status of our therapeutic candidates;

●	our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

●	adverse results or delays in clinical trials;

●	any delay in our regulatory filings for our therapeutic candidates and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

●	our failure to commercialize our therapeutic candidates;

●	adverse regulatory decisions, including failure to receive regulatory approval of our therapeutic candidates;

●	changes in laws or regulations applicable to our therapeutic candidates, including, but not limited to, clinical trial requirements for approvals;

●	adverse developments concerning manufacturers or suppliers;

●	our inability to manufacture or obtain adequate supply for any approved therapeutic or inability to do so at acceptable prices;

●	our inability to establish collaborations if needed;

●	additions or departures of key scientific or management personnel;

●	unanticipated serious safety concerns related to cellular therapies;

●	introduction of new therapeutics or services offered by our competitors;

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

●	our ability to effectively manage growth;

●	actual or anticipated variations in quarterly operating results;

●	our cash position;

●	our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

●	publication of research reports about us or our industry, or cellular therapy in particular, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

●	changes in the structure of healthcare payment systems;

●	changes in the market valuations of similar companies;

●	overall performance of the equity markets;

●	speculation in the press or investment community;

●	sales of Class A Common Stock by us or our stockholders in the future;

●	the trading volume of our Class A Common Stock;

●	changes in accounting practices;

●	the ineffectiveness of our internal control over financial reporting;

●	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain or maintain patent protection for our technologies;

●	significant lawsuits, including patent or stockholder litigation;

●	general political and economic conditions, including health pandemics; and

●	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and Nasdaq and biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Class A Common Stock, regardless of our actual operating performance. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm our business, operating results or financial condition.

Future sales and issuances of our Class A Common Stock or rights to purchase Class A Common Stock, including pursuant to our equity plans, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital may be needed in the future to continue our planned operations, including, commercialization efforts, expanded research and development activities, conducting clinical trials and costs associated with operating as a public company. To raise capital, we may sell shares of our Class A Common Stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. We may also sell our Class A Common Stock as part of entering into strategic alliances, creating joint ventures or collaborations or entering into additional licensing arrangements with third parties that we believe will complement or augment our development and commercialization efforts. If we sell shares of our Class A Common Stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to existing stockholders, and new investors could gain rights, preferences and privileges senior to the holders of our Class A Common Stock.

Sales of a substantial number of our shares of Class A Common Stock in the public markets, or the perception that such sales could occur, could cause our stock price to fall.

We may issue and sell additional shares of Class A Common Stock in the public markets, including during this offering. As a result, a substantial number of our shares of Class A Common Stock may be sold in the public market. Sales of a substantial number of our shares of Class A Common Stock in the public markets, including during this offering, or the perception that such sales could occur, could depress the market price of our Class A Common Stock and impair our ability to raise capital through the sale of additional equity securities.

We do not intend to pay cash dividends for the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any cash dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A Common Stock if the trading price of your shares increases.

The exercise of our outstanding options and warrants and the vesting of outstanding restricted stock units will dilute stockholders and could decrease our stock price.

The exercise of our outstanding options and warrants, the vesting of outstanding restricted stock units and the conversion of outstanding notes may adversely affect our stock price due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of our securities and could adversely impact the terms under which we could obtain additional equity capital. Exercise of outstanding options and warrants, conversion of outstanding debt or any future issuance of additional shares of Class A Common Stock or other equity securities, including, but not limited to, options, warrants, restricted stock units or other derivative securities convertible into our Class A Common Stock, may result in significant dilution to our stockholders and may decrease our stock price.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the Selling Stockholders of the Class A Common Stock. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants, which, if exercised in cash with respect to the 11,732,657 shares of Class A Common Stock offered hereby, would result in gross proceeds to us of approximately $28.2 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

DIVIDEND POLICY

We have never paid cash dividends on our Class A Common Stock and we do not anticipate paying cash dividends in the foreseeable future, but intend to retain our capital resources for reinvestment in our business. Any future determination to pay cash dividends on our Common Stock will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors as the board of directors deems relevant.

DETERMINATION OF THE OFFERING PRICE

The prices at which the shares of Class A Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our Class A Common Stock or by negotiations between the Selling Stockholders and buyers of our Class A Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

PRIVATE PLACEMENTS OF CONVERTIBLE NOTE AND WARRANTS

Philip & Daniele Barach Family Trust

Senior Secured Note Financing

On December 19, 2025 (the “Effective Date”), we entered into a Senior Securities Purchase Agreement (the “Senior Note Securities Purchase Agreement”) with Philip & Daniele Barach Family Trust (the “December Investor”) pursuant to which we issued the December Investor a Senior Secured Non-Convertible Promissory Note in the principal amount of $7,000,000 (the “Senior Note”) and a warrant to purchase up to 2,448,917 shares of Class A Common Stock (the “Senior Note Warrant”) (the “Senior Secured Note Financing”). The Senior Note Warrant is exercisable commencing on June 19, 2026 and terminates on December 19, 2030. The Senior Note Warrant is exercisable for shares of the Company’s Class A Common Stock at a price of $2.00 per share, subject to adjustment set forth therein. Pursuant to the Senior Note Securities Purchase Agreement, we may sell up to an aggregate of $8,400,000 in principal amount of Senior Notes before June 19, 2026 to one or more Participation Purchasers (as defined in the Senior Note Securities Purchase Agreement).

In connection with the Senior Secured Note Financing, on the Effective Date, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the December Investor pursuant to which we agreed to prepare and file with the SEC a registration statement covering the Senior Note Warrant on or prior to the date that is 45 calendar days following Effective Date (the “Filing Date”). We agreed to use our best efforts to cause the registration statement covering the Senior Note Warrant to be declared effective as promptly as practicable after the filing thereof, but in any event no later the 90th calendar day following the Effective Date (or in the event of a full review by the SEC, the 120th calendar day following the Effective Date) (the “Effectiveness Date”).

Convertible Notes Financing

On the Effective Date, we also entered into a Convertible Note Purchase Agreement (the “Convertible Note Securities Purchase Agreement”), with the December Investor pursuant to which we issued the December Investor the Convertible Note in the principal amount of $3,000,000 and a warrant to purchase up to 1,258,740 shares of Class A Common Stock (the “Convertible Note Warrant”) (the “Convertible Note Financing” and together with the Senior Secured Note Financing, the “Financings”). Pursuant to the Convertible Note Securities Purchase Agreement, the December Investor may purchase up to an aggregate of $2,000,000 of additional Convertible Notes, which right shall expire upon the earlier of (i) six months following the Effective Date and (ii) the occurrence of an Event of Default (as defined in the Convertible Note). Pursuant to the Convertible Note Securities Purchase Agreement, we may sell up to an aggregate of $6,200,000 in principal amount of Convertible Notes before June 19, 2026 to one or more Participation Purchasers (as defined in the Convertible Note Securities Purchase Agreement).

The Convertible Note accrues interest at 8% per annum (increasing to 12% per annum upon the occurrence of an Event of Default (as defined in the Convertible Note)), payable in kind, and matures on December 31, 2026. The Convertible Note is convertible at the option of the holder into shares of Class A Common Stock at a conversion price of $1.66 per share, subject to adjustment and limitations set forth therein; provided, however, the conversion price shall never be less than $1.28 per share (the “Conversion Price”). Upon the consummation of a Qualified Financing (as defined in the Convertible Note), we may elect to convert up to 100% of the then outstanding principal amount of the Convertible Note together with interest accrued thereon into such number of shares of Class A Common Stock as is determined by dividing (i) 100% of the then outstanding principal amount of the Convertible Note together with interest accrued thereon by (ii) the lowest price per share used in the Qualified Financing at which shares of Class A Common Stock or Common Stock Equivalents (as defined in the Convertible Note Securities Purchase Agreement) are sold. Prior to the maturity date of the Convertible Note, we may, at our election, redeem the principal amount of the Convertible Note together with interest accrued therein for cash in an amount equal to the Optional Redemption Amount (as defined in the Convertible Note). Pursuant to the Convertible Note, if we issue additional shares of Class A Common Stock without consideration or for a consideration per share less than the Conversion Price, then the Conversion Price shall be reduced as set forth in the Convertible Note provided, however, the Conversion Price shall never be less than $1.28 per share and we shall not be required to issue any shares of Class A Common Stock upon conversion of the Convertible Note to the extent such issuance would require stockholder approval pursuant to Nasdaq Listing Rules.

The Convertible Note Warrant is exercisable commencing on June 19, 2026 and terminates on December 19, 2030. The Convertible Note Warrant is exercisable for shares of Class A Common Stock at a price of $2.00 per share, subject to adjustment set forth therein.

In connection with the Convertible Note Financing, on the Effective Date, we entered into the Registration Rights Agreement with the December Investor pursuant to which we agreed to prepare and file with the SEC a registration statement covering the Registrable Securities (as defined in the Registration Rights Agreement) on or prior to the Filing Date. We agreed to use our best efforts to cause the registration statement covering the Registrable Securities to be declared effective as promptly as practicable after the filing thereof, but in any event no later the Effectiveness Date.

Furthermore, in connection with the Financings, on the Effective Date, we entered into a board observer rights agreement (the “Board Observer Rights Agreement”) with the December Investor granting the December Investor the right to designate one non-voting observer to attend meetings of our board of directors. The Board Observer Rights Agreement shall terminate on the earliest to occur of: (i) the date the December Investor and its affiliates collectively beneficially own less than 5% of our outstanding Class A Common Stock on an as-converted, as-exercised basis; (ii) the consummation of a Change of Control (as defined in the Board Observer Rights Agreement); and (iii) the termination of the Board Observer Rights Agreement pursuant to its terms.

C.V. Starr & Co., Inc.

March 2023 Financing

On March 17, 2023, the Company entered into a loan agreement with C.V. Starr & Co., Inc. (“C.V. Starr”) for an aggregate principal amount of $5,000,000 net of an original issue discount of $100,000 (the “Starr Bridge Loan”). In addition, the Company issued C.V. Starr a five-year warrant to purchase up to 75,000 shares of Class A Common Stock at an exercise price of $7.10 per share.

June 2023 Warrants

In June 2023, the Company granted C.V. Starr additional five-year warrants to acquire up to an aggregate 50,000 shares of Class A Common Stock at an exercise price of $8.10 per share.

February 2025 Warrants

On February 12, 2025, the Company entered into a binding term sheet with C.V. Starr, pursuant to which C.V. Starr agreed to, among other things, an extension of that certain forbearance agreement by and between the Company and C.V. Starr dated March 13, 2024 whereby C.V. Starr agreed not to exercise its rights and remedies upon the occurrence of any default under the Starr Bridge Loan and whereby the maturity date of the Starr Bridge Loan has been extended to February 15, 2026. Pursuant to the binding term sheet, among other things, the Company issued to C.V. Starr a new five-year warrant to purchase up to 100,000 shares of its Class A common stock at an exercise price of $1.692 per share. In addition, the Company repriced the outstanding warrants held by C.V. Starr to $1.692 per share.

Resorts World Inc Pte Ltd

June 2023 Financing

On May 16, 2023, the Company entered into a senior secured loan agreement (“RWI Bridge Loan”) with Resorts World Inc Pte Ltd (“RWI”) providing for an initial loan in the aggregate principal amount of $6,000,000 net of an original issue discount of $120,000. On June 21, 2023, the Company closed on an amended and restated senior secured loan agreement (“Amended RWI Loan”), to amend and restate the previous senior secured loan agreement, in its entirety. The Amended RWI Loan provided for an additional loan in the aggregate principal amount of $6,000,000 net of an original issue discount of $678,000. Among other things, the Amended RWI Loan provided for the issuance of five-year warrants to acquire up to an aggregate of 300,000 shares of the Company’s Class A Common Stock at an exercise price of $8.10 per share.

January 2024 Warrants

On January 12, 2024, we entered into a second amended and restated senior secured loan agreement, to amend and restate the RWI Bridge Loan as amended by the Amended RWI Loan, in its entirety. The second amended bridge loan provided for an additional loan in the aggregate principal amount of $15.0 million net of an original issue discount of $3.75 million. In addition, the RWI second amended bridge loan provided for the issuance of a (i) five-year warrant to acquire up to 1,650,000 shares of our Class A common stock at an exercise price of $2.4898 per share and (ii) a warrant to acquire up to 1,350,000 shares of our Class A common stock at an exercise price of $2.988 per share, which was subsequently priced to $2.844 per share and will expire five years after it becomes exercisable.

March 2024 Warrants

On March 13, 2024, the Company and RWI entered into a second forbearance agreement (“RWI 2nd Forbearance Agreement”) with respect to the RWI Bridge Loan pursuant to which, among other things, the Company issued RWI a warrant to acquire up to 300,000 shares of Class A Common Stock which expire June 20, 2028 and have an exercise price of $5.895 per share.

July 2025

On February 12, 2025, the Company entered into a binding term sheet with RWI, pursuant to which RWI agreed to, among other things, an extension of the RWI 2nd Forbearance Agreement. Pursuant to the RWI binding term sheet, the Company agreed to, among other things, issue to RWI a new five-year warrant to purchase up to 500,000 shares of its Class A Common Stock at an exercise price of $2.844 per share. In addition, the Company repriced certain outstanding warrants held by RWI to $2.844 per share.

Tan Sri Lim Kok Thay Securities

On July 21, 2025, the Company issued a promissory note in the aggregate principal amount of $6,812,230 to Tan Sri Lim Kok Thay along with a warrant to purchase up to 3,700,000 shares of the Company’s Class A Common Stock at an exercise price of $2.528 per share for five years from the date of issuance (or if Mr. Lim reasonably determines in his sole discretion that clearance from the Committee on Foreign Investment in the United States is required for the warrant exercise, five years from the date of such clearance). In addition, the Company issued Mr. Lim 2,531 shares of Class A Common Stock upon the vesting of restricted stock units.

SELLING STOCKHOLDERS

The securities being offered by the Selling Stockholders are those issuable to the Selling Stockholders, upon conversion of the Convertible Note and exercise of the Warrants. We are registering the securities in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the securities set forth below and as otherwise set forth below, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the securities by the Selling Stockholders. The second column lists the number of securities beneficially owned by the Selling Stockholders, based on their ownership of the Convertible Note and Warrants, as of December 26, 2025, assuming conversion of the Convertible Note and exercise of Warrants held by the Selling Stockholders on that date.

The third column lists the securities being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of registration rights agreements with respect to certain securities held by the Selling Stockholders, this prospectus generally covers the resale of the maximum number of securities issuable upon conversion of the Convertible Note and exercise of the Warrants, determined as if the outstanding Convertible Note and Warrants were converted and exercised in full, respectively, as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, subject to adjustment as provided in the registration right agreements. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholders	Number of Shares of Class A Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Class A Common Stock to be Sold in this Prospectus		Number of Shares of Class A Common Stock Beneficially Owned After Offering
Philip & Daniele Barach Family Trust (1)	2,343,750	(2)	6,051,407	(3)	-
Resorts World Inc Pte Ltd (4)	4,100,000	(5)	4,100,000	(5)	-
C. V. Starr & Co., Inc. (6)	989,069	(7)	225,000	(8)	764,069
Tan Sri Lim Kok Thay	14,138,161	(9)	3,702,531	(10)	10,435,630
TOTAL			14,078,938

(1) Philip Barach is the Trustee of the Philip & Daniele Barach Family Trust and, in such capacity, has the right to vote and dispose of the securities held by the Philip & Daniele Barach Family Trust. The address of the Philip & Daniele Barach Family Trust is 434 Surfview Drive, Pacific Palisades, CA 90272.

(2) Represents 2,343,750 shares of Class A Common Stock issuable upon conversion of the Convertible Note. Excludes 3,707,657 shares of Class A Common Stock issuable upon exercise of Warrants that will become exercisable on June 19, 2026.

(3) Includes (i) 3,707,657 shares of Class A Common Stock issuable upon exercise of Warrants and (ii) 2,343,750 shares of Class A Common Stock issuable upon conversion of the Convertible Note.

(4) Hiu Woon Yau is a director of Resorts World Inc Pte Ltd and, in such capacity, has the right to vote and dispose of the securities held by the Resorts World Inc Pte Ltd. The address of Resorts World Inc Pte Ltd is 3, Lim Teck Kim Road, #09-02 Genting Centre, Singapore (088934).

(5) Represents 4,100,000 shares of Class A Common Stock issuable upon exercise of Warrants.

(6) John Shannon is the Chief Investment Officer of C. V. Starr & Co., Inc. and, in such capacity, has the right to vote and dispose of the securities held by C. V. Starr & Co., Inc. The address of C. V. Starr & Co., Inc. is 399 Park Avenue, 3rd Floor, New York, NY 10022.

(7) Represents (i) 764,069 shares of Class A Common Stock and (ii) 225,000 shares of Class A Common Stock issuable upon exercise of Warrants.

(8) Represents 225,000 shares of Class A Common Stock issuable upon exercise of Warrants.

(9) Consists of (i) 6,335,630 shares of Class A Common Stock beneficially held by Dragasac Limited, (ii) 4,100,000 shares of Class A Common Stock issuable upon exercise of Warrants held by Resort World Inc Pte Ltd, (iii) 3,700,000 shares of Class A Common Stock issuable upon exercise of Warrants held by Mr. Lim and (iv) 2,531 shares of Class A Common Stock held by Mr. Lim, a former member of our board of directors. Dragasac Limited, is an indirect wholly-owned subsidiary of Genting Berhad, a public company listed on the Malaysian stock exchange. In addition, Genting Berhad holds 50% of Resorts Word Inc Pte Ltd. Tan Sri Lim Kok Thay is an indirect beneficial owner of the largest stockholder of Genting Berhad, where he serves as Chief Executive and Chairman of the Board, and in such capacity may be deemed to beneficially own shares held by Dragasac Limited and RWI.

(10) Represents (i) 2,531 shares of Class A Common Stock and (ii) 3,700,000 shares of Class A Common Stock issuable upon exercise of Warrants.

Plan of Distribution

The Selling Stockholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the securities offered by them will be the purchase price of the securities less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

To the extent required, the shares of our securities to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the securities for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the securities by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

The following description of our Class A Common Stock summarizes the material terms and provisions of the Class A Common Stock that we may offer pursuant to this prospectus. For the complete terms of our Class A Common Stock, please refer to our Second Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”), and our Amended and Restated Bylaws (“Bylaws”), which have been filed with the SEC and are incorporated herein by reference. The terms of these securities may also be affected by the Delaware General Corporation Law (“DGCL”). The summary below is only a summary and may not contain all the information that is important to you or that you should consider before investing in our stock, and is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws as either may be amended from time to time after the date of this prospectus. For a more detailed description of these securities, you should read the applicable provisions of Delaware law, our Certificate of Incorporation, our Bylaws and the reports that we file with the SEC, which are incorporated herein by reference.

Authorized Capital

Our authorized share capital consists of 730,000,000 shares of Class A Common Stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value, of which 6,000,000 shares are designated as Series A Convertible Preferred Stock. As of December 26, 2025, there were 28,837,787 shares of our Class A Common Stock and 2,000,000 shares of our Series A Convertible Preferred Stock outstanding.

Class A Common Stock

Voting Rights

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Class A Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Class A Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Class A Common Stock unless the shares of Class A Common Stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Class A Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to Class A Common Stock.

Election of Directors

Our board of directors is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except with respect to the election of directors at the special meeting held in connection with our initial business combination, Class I directors were elected to an initial one-year term (and three-year terms subsequently), the Class II directors were elected to an initial two-year term (and three-year terms subsequently) and the Class III directors were elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Warrants

As of December 26, 2025, we have warrants to purchase up to 25,674,575 shares of Class A Common Stock outstanding with a weighted average exercise price of $13.22 per share (giving effect to certain reset provisions and based on $1.32 per share, the last reported sale price of our Class A Common Stock on The Nasdaq Capital Market on December 24, 2025).

Registration Rights

Palantir

In connection with a settlement and release agreement dated December 21, 2023, as amended, we issued Palantir Technologies Inc. 60,584 shares of our Class A Common Stock, which shares carry piggyback registration rights.

March 2023 Private Placement

In connection with our March 2023 private placement of shares of Class A Common Stock and warrants, we entered into a registration rights agreement whereby we agreed to register the resale of the shares of Class A Common Stock and the shares of Class A Common Stock issuable upon exercise of the warrants, among other shares.

Consultant Shares

On May 19, 2025, we issued 50,000 shares of our Class A Common Stock to a consultant in connection with the execution of a consulting agreement under which the consultant was engaged to provide business development and strategic advisory services. The shares of Class A Common Stock were issued with piggyback registration rights in connection with any future registration of our securities.

July 2025 Private Placement

On July 14, 2025, we entered into a securities purchase agreement with an institutional for the issuance and sale of 1,230,769 shares of Class A Common Stock and warrants to purchase up to 1,230,769 shares of Class A Common Stock. Pursuant to the securities purchase agreement, we are required, as soon as practicable (and in any event within 30 calendar days of the date of the purchase agreement), to file a registration statement providing for the resale by the purchasers of the Shares (as defined in the securities purchase agreement) issued in the offering. We are required to use commercially reasonable efforts to cause such registration statement to become effective within 60 calendar days following the closing date of the offering and to keep such registration statement effective at all times until no purchaser owns any Shares purchased in the offering.

June 2025 Private Placement

On June 23, 2025, we entered into a securities purchase agreement with certain investors for the issuance and sale of an aggregate of 739,284 shares of the Company’s Class A Common Stock. Pursuant to the securities purchase agreement, we are required, as soon as practicable (and in any event within 30 calendar days of the date of the purchase agreement), to file a registration statement providing for the resale by the purchasers of the Shares (as defined in the securities purchase agreement) issued in the offering. We are required to use commercially reasonable efforts to cause such registration statement to become effective within 60 calendar days following the closing date of the offering and to keep such registration statement effective at all times until no purchaser owns any Shares purchased in the offering.

October 2025 Private Placement

On October 24, 2025, we entered into a securities purchase agreement with an investor, pursuant to which we agreed to issue and sell in private placement transactions, in up to three tranches, shares of Series A Convertible Preferred Stock with an aggregate stated value of up to $6,666,667, and accompanying warrants to purchase shares of our Class A Common Stock. In connection with the private placement, we entered into a registration rights agreement, dated as of October 24, 2025, with the investor, pursuant to which we agreed to prepare and file a registration statement with the SEC registering the resale of the shares of Class A Common Stock underlying the Series A Preferred Stock and warrants no later than 30 days after the date of the registration rights agreement, and to use reasonable best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than 90 days following the date of the registration rights agreement.

December 2025 Convertible Note and Warrants Private Placement

In connection with the Financings, on the Effective Date, we entered into the Registration Rights Agreement with the December Investor pursuant to which we agreed to prepare and file with the SEC a registration statement covering the Registrable Securities (as defined in the Registration Rights Agreement) on or prior to Filing Date. We agreed to use our best efforts to cause the registration statement covering the Registrable Securities to be declared effective as promptly as practicable after the filing thereof, but in any event no later the Effectiveness Date.

Anti-Takeover Provisions

Special Meetings of Stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by a majority vote of the board of directors, by the Chairperson of the board of directors, or by the chief executive officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our Bylaws, a stockholder’s notice will need to be received by the Company Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued Class A Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (subject to certain limited exceptions) shall be the sole and exclusive forum for any of the following claims (i) any derivative claim or cause of action brought on our behalf, (ii) any claim or cause of action asserting a claim of breach of a fiduciary duty owed by any of our director, officer or other employee or our stockholders, (iii) any claim or cause of action against us, our directors, officers or employees arising pursuant to any provision of the DGCL, our Certificate of Incorporation or the Bylaws, (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws, (v) any claim or cause of action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against us or any of our current or former director, officer or other employee governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity holding, owning or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and to have consented to such provisions.

Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which they apply, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Additionally, we cannot be certain that a court will decide that these provisions are either applicable or enforceable, and if a court were to find the choice of forum provisions contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Certificate of Incorporation provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

We are subject to provisions of Section 203 of the DGCL regulating corporate takeovers under our Certificate of Incorporation. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, our initial business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Transfer Agent

The transfer agent for our Class A Common Stock and our public warrants is Continental Stock Transfer & Trust Company. The transfer agent’s address is One State Street Plaza, 30th Floor New York, New York 10004.

Listing

Shares of our Class A Common Stock are traded on The Nasdaq Capital Market under the ticker symbol “CELU”. Our ticker symbol for our warrants is “CELUW”.

LEGAL MATTERS

Sheppard, Mullin, Richter & Hampton LLP, New York, New York, will pass upon the validity of the shares of our Class A Common Stock offered hereby.

EXPERTS

The financial statements of Celularity Inc. as of December 31, 2023, and for the year ended December 31, 2023, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated balance sheet of Celularity Inc. as of December 31, 2024, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated by reference, which report included an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements have been incorporated by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Documents By Reference” are also available on our website, www.celularity.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on May 8, 2025, as amended by our Annual Report on Form 10-K/A filed with the SEC on May 21, 2025 (the “Annual Report”);

●	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 filed with the SEC on August 29, 2025, August 29, 2025 and November 14, 2025, respectively;

●	our Current Reports on Form 8-K and 8-K/A filed with the SEC on January 3, 2025, January 24, 2025, January 27, 2025, February 18, 2025, February 24, 2024, March 21, 2025, April 23, 2025, May 1, 2025, May 16, 2025, May 20, 2025, June 6, 2025, June 10, 2025, July 22, 2025, July 29, 2025, July 30, 2025, August 1, 2025, August 12, 2025, August 18, 2025, September 3, 2025, October 28, 2025, December 5, 2025, December 19, 2025, and December 23, 2025;

●	our definitive Proxy Statement on Schedule 14A for our 2025 Annual Meeting of Stockholders filed with the SEC on November 7, 2025; and

●	the description of our Class A Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on May 17, 2019, including any amendments or reports filed with the SEC for the purposes of updating such description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

This prospectus, as further supplemented, may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus, respectively.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to:

Celularity Inc.

170 Park Ave

Florham Park, New Jersey 07932

Attn: Chief Executive Officer

(908) 768-2170

You may also access the documents incorporated by reference in this prospectus on the SEC’s website at www.sec.gov or through our website at www.celularity.com. The reference to our website is an inactive textual reference only and, except for the specific incorporated documents listed above, the information contained in or accessible through our website does not constitute a part of this prospectus and is not incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Up to 14,078,938 Shares of Class A Common Stock

PROSPECTUS

January 7, 2026